Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-167458

July 19, 2011

PUBLIC STORAGE

17,000,000 DEPOSITARY SHARES

EACH REPRESENTING 1/1000 OF A 6.35% CUMULATIVE

PREFERRED SHARE OF BENEFICIAL INTEREST, SERIES R

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	Depositary Shares Each Representing 1/1000 of a 6.35% Cumulative Preferred Share of Beneficial Interest, Series R

Size:	17,000,000 depositary shares

Over-allotment Option:	2,550,000 depositary shares at $25.00 per depositary share

Type of Security:	SEC Registered - Registration Statement No. 333-167458

Public Offering Price:	$25.00 per depositary share; $425,000,000 total (not including over-allotment option)

Underwriting Discounts:	$0.7875 per share for Retail Orders; $11,973,543.75 total; and $0.50 per share for Institutional Orders; $897,750.00 total

Proceeds to the Company, before expenses:	$412,128,706.25 total

Estimated Company Expenses:	$575,000, other than the underwriting discount

Use of Proceeds:	We expect to use the net proceeds from this offering to redeem depositary shares representing interests in our 7.25% Cumulative Preferred Shares, Series K at $25.00 per share, together with accrued and unpaid dividends. If all such shares were redeemed, the total redemption amount would be approximately $424.8 million plus the accrued and unpaid dividends. The Series K preferred shares may be redeemed on or after August 8, 2011.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith

  Incorporated

Morgan Stanley & Co. LLC

UBS Securities LLC

Wells Fargo Securities, LLC

Underwriting:

Number of Firm Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,580,625
Morgan Stanley & Co. LLC	3,580,625
UBS Securities LLC	3,580,625
Wells Fargo Securities, LLC	3,580,625
J.P. Morgan Securities LLC	340,000
RBC Capital Markets, LLC	680,000

HSBC Securities (USA) Inc.	85,000
Janney Montgomery Scott LLC	85,000
Morgan Keegan & Company, Inc.	85,000
Oppenheimer & Co. Inc.	85,000
Pershing LLC	85,000
Raymond James & Associates, Inc.	85,000
Robert W. Baird & Co. Incorporated	85,000
Stifel, Nicolaus & Company, Incorporated	85,000

Advisors Asset Management	42,500
Ameriprise Advisors Services, Inc.	42,500
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	42,500
Boenning & Scattergood, Inc.	42,500
C. L. King & Associates, Inc.	42,500
City Securities Corporation	42,500
D.A. Davidson & Co.	42,500
Davenport & Company LLC	42,500
Drexel Hamilton, LLC	42,500
Halliday (HRC Investements Inc.)	42,500
J.J.B. Hilliard, W.L. Lyons, Inc.	42,500
Jefferies & Co.	42,500
Keefe, Bruyette & Woods, Inc.	42,500
KeyBanc Capital Markets	42,500
Mesirow Financial, Inc.	42,500
Sanders Morris Harris Inc.	42,500
Sterne, Agee & Leach, Inc.	42,500
Stone & Youngberg LLC	42,500
Synovus Securities, Inc.	42,500
U.S. Bancorp Investment, Inc.	42,500
Wedbush Morgan Securities Inc.	42,500
William Blair & Company, L.L.C.	42,500
Ziegler Capital Markets Group	42,500

Distribution Rights:	6.35% of the liquidation preference per annum; Distributions begin on September 30, 2011 (prorated from the settlement date)

Redemption:	The depositary shares may not be redeemed until on or after July 26, 2016, except in order to preserve our status as a real estate investment trust.

Trade Date:	July 19, 2011

Settlement Date:	July 26, 2011 (T+5)

Selling Concession:	$0.50/depositary share for Retail Orders; $0.30/depositary share for Institutional Orders

Reallowance to other dealers:	$0.45/depositary share for Retail Orders

CUSIP Number:	74460D125

ISIN Number:	US74460D1256

The Issuer has filed a registration statement (including a prospectus with the SEC) and prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or prospectus supplement if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-800-294-1322; (ii) Morgan Stanley & Co. LLC toll-free 1-866-718-1649; (iii) UBS Securities LLC toll-free 1-877-827-6444, ext. 561-3884; or (iv) Wells Fargo Securities, LLC toll-free 1-800-326-5897.

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